United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 1999

MERRILL CORPORATION
(Exact name of registrant as specified in its charter)
Minnesota	0-14082	41-0946258
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Merrill Circle, St. Paul, Minnesota	55108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 646-4501

N/A
(Former name or former address, if changed since last report)

ITEM 5. Other Events.

       Merrill Corporation (“Merrill”) entered into a definitive Merger Agreement with Viking Merger Sub, Inc. (“Viking”), a newly formed affiliate of DLJ Merchant Banking Partners II, L.P. providing for the merger of Viking into Merrill. Under the terms of the Merger Agreement, Merrill shareholders will receive $22.00 per share, in cash. Including the assumption of debt and payment of transaction-related expenses, the total purchase price is approximately $520.2 million. Messrs. John Castro, the President and Chief Executive Officer of Merrill and Rick R. Atterbury, the Executive Vice President and Chief Technology Officer of Merrill are participating in the transaction and will retain an equity interest in Merrill. The transaction is structured as a cash merger and is intended to be treated as a recapitalization for accounting purposes. Subject to various fiduciary exceptions, the Merger Agreement places certain restrictions on Merrill's ability to pursue other transactions. The Board of Directors of Merrill has approved the Merger Agreement (with Messrs. Castro and Atterbury abstaining). The merger, which requires Merrill shareholder approval and Hart-Scott-Rodino clearance and is subject to funding of committed financing, is expected to close in October 1999. Viking has received financing commitments for the transaction from DLJ Merchant Banking Partners II, L.P. and certain related funds, DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

C.           Exhibits

2.1	Merger Agreement, dated as of July 14, 1999, by and among Merrill Corporation and Viking Merger Sub, Inc.

2.2	Voting Agreement dated as of July 14, 1999, by and among Merrill Corporation, Viking Merger Sub, Inc., John W. Castro and Rick R. Atterbury.

99.1	Press Release dated July 14, 1999.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 19, 1999	MERRILL CORPORATION

	By:	/s/ Steven J. Machov
Steven J. Machov
	Its:	Vice President, General Counsel and Secretary

EXHIBIT INDEX
Exhibit No.	Description	Method of Filing

2.1	Merger Agreement, dated as of July 14, 1999, by and among Merrill Corporation and Viking Merger Sub, Inc.	Filed electronically with this transmission.

2.2	Voting Agreement dated as of July 14, 1999, by and among Merrill Corporation, Viking Merger Sub, Inc., John W. Castro and Rick R. Atterbury	Filed electronically with this transmission.

99.1	Press Release dated July 14, 1999	Filed electronically with this transmission.